Exhibit 99.1

CONTACTS:

MEDIA:

Fred Solomon

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC EARNS FULL YEAR 2014 NET INCOME OF $4.2 BILLION

AND $7.30 DILUTED EPS

Reports Fourth Quarter Net Income of $1.1 Billion and $1.84 Diluted EPS

Loans, Deposits and Capital Grow, Expenses Controlled

PITTSBURGH, Jan. 16, 2015 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported 2014 net income of $4.2 billion, or $7.30 per diluted common share, compared with 2013 net income of $4.2 billion, or $7.36 per diluted common share. Fourth quarter 2014 net income was $1.1 billion, or $1.84 per diluted common share, compared with $1.0 billion, or $1.79 per diluted common share, for the third quarter of 2014 and $1.1 billion, or $1.87 per diluted common share, for the fourth quarter of 2013.

“PNC had a successful year in 2014,” said William S. Demchak, chairman, president and chief executive officer. “We added customers, grew loans and deposits, increased fee income and capital, and reduced expenses. While the near-term revenue environment remains challenging, I like how we are positioned heading into 2015. We are a year further into the execution on our strategic priorities and continue to make important progress across the board. We enjoy a strong capital position. We have a more liquid balance sheet. And we expect our continued execution to drive long-term shareholder value.”

Income Statement Highlights

•	Fourth quarter results reflected higher revenue and noninterest expense compared with the third quarter, stable credit quality, and included solid underlying fee income and disciplined expense management.

•	Net interest income of $2.1 billion in the fourth quarter decreased slightly by $7 million compared with the third quarter as lower purchase accounting accretion was partially offset by higher core net interest income.

•	Noninterest income of $1.9 billion for the fourth quarter increased $113 million, or 7 percent, compared with the third quarter and included higher gains on asset dispositions, including a $94 million gain on the sale of PNC’s Washington, D.C. regional headquarters building.

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 2

•	Noninterest expense of $2.5 billion for the fourth quarter increased $182 million, or 8 percent, compared with the third quarter and included a contribution to the PNC Foundation and higher legal and residential mortgage compliance costs. Underlying expenses continued to be well managed.

•	Provision for credit losses was $52 million for the fourth quarter compared with $55 million in the third quarter as overall credit quality remained relatively stable.

•	The effective tax rate was 22.1 percent for the fourth quarter, a decrease from 27.4 percent for the third quarter largely related to the tax favorability of the PNC Foundation contribution.

Balance Sheet Highlights

•	Loans grew $3.9 billion, or 2 percent, to $205 billion at December 31, 2014 compared with September 30, 2014.

–	Total commercial lending increased $4.3 billion primarily in PNC’s corporate banking, real estate and business credit businesses.

–	Total consumer lending declined $.4 billion as growth primarily in credit card and automobile loans was more than offset by lower home equity and education loans, with runoff in the non-strategic consumer lending portfolios contributing to the decline.

•	Overall credit quality for the fourth quarter was relatively stable with the third quarter.

–	Nonperforming assets of $2.9 billion at December 31, 2014 decreased $95 million, or 3 percent, compared with September 30, 2014.

–	Net charge-offs increased to $118 million for the fourth quarter from $82 million in the third quarter primarily due to higher recoveries in the third quarter.

•	Deposits increased $5.9 billion, or 3 percent, to $232 billion at December 31, 2014 compared with September 30, 2014 driven by strong growth in demand and money market deposits.

•	PNC further increased its liquidity position as reflected in higher deposit balances maintained with the Federal Reserve Bank.

–	The regulatory short-term Liquidity Coverage Ratio became effective for PNC as an advanced approaches bank beginning January 1, 2015, with a minimum phased-in requirement of 80 percent in 2015, calculated as of month end.

–	The estimated pro forma ratio at December 31, 2014 exceeded 100 percent and 95 percent for PNC and PNC Bank, N.A., respectively.

•	PNC’s well-positioned balance sheet remained core funded with a loans to deposits ratio of 88 percent at December 31, 2014.

•	PNC returned capital to shareholders through repurchases of 12.9 million common shares for $1.1 billion in 2014 under programs to repurchase up to $1.5 billion for the four quarter period beginning in second quarter 2014 under its existing common stock repurchase authorization.

–	Repurchases included 6.1 million common shares for $.5 billion during the fourth quarter and 4.2 million common shares for $.4 billion during the third quarter.

•	PNC maintained a strong capital position.

–	Transitional Basel III common equity Tier 1 capital ratio, calculated using the regulatory capital methodology applicable to PNC during 2014, was an estimated 11.0 percent at December 31, 2014 and 11.1 percent at September 30, 2014.

–	Pro forma fully phased-in Basel III common equity Tier 1 capital ratio was an estimated 10.0 percent at December 31, 2014 and 10.1 percent at September 30, 2014 based on the standardized approach rules.

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 3

Earnings Summary

In millions, except per share data	4Q14	3Q14	4Q13

Net income	$1,057	$1,038	$1,074
Net income attributable to diluted common shares	$981	$959	$1,001
Diluted earnings per common share	$1.84	$1.79	$1.87
Average diluted common shares outstanding	532	537	535
Return on average assets	1.23%	1.25%	1.36%
Return on average common equity	9.67%	9.52%	10.71%
Book value per common share Period end	$77.61	$76.71	$72.07
Tangible book value per common share (non-GAAP) Period end	$59.88	$59.24	$54.57
Cash dividends declared per common share	$.48	$.48	$.44

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations to reported amounts of non-GAAP financial measures, including reconciliations of tangible book value to book value per common share and business segment income to net income, and regarding the first quarter 2014 adoption of Accounting Standards Update 2014-01 related to investments in low income housing tax credits. Reference to core net interest income is to total net interest income less purchase accounting accretion, which consists of scheduled accretion and excess cash recoveries, as detailed in the Consolidated Financial Highlights. Information in this news release including the financial tables is unaudited. See the notes and other information in the Consolidated Financial Highlights.

CONSOLIDATED REVENUE REVIEW
Revenue				Change	Change
				4Q14 vs	4Q14 vs
In millions	4Q14	3Q14	4Q13	3Q14	4Q13

Net interest income	$2,097	$2,104	$2,266	–	(7)%
Noninterest income	1,850	1,737	1,807	7%	2%

Total revenue	$3,947	$3,841	$4,073	3%	(3)%

Total revenue for the fourth quarter of 2014 increased $106 million compared with the third quarter and decreased $126 million compared with the fourth quarter of 2013. Noninterest income was higher in both comparisons while net interest income declined reflecting lower purchase accounting accretion.

Net interest income for the fourth quarter of 2014 decreased slightly by $7 million compared with the third quarter and declined $169 million compared with the fourth quarter of 2013. In the linked quarter comparison, an increase in core net interest income was offset by a decrease in purchase accounting accretion. The increase in core net interest income was driven by commercial loan growth and an increase in prepayments reflected in higher yields on securities partially offset by lower loan yields and an increase in borrowed funds. Both core net interest income and purchase accounting accretion declined compared with the fourth quarter of 2013. Core net interest income decreased from fourth quarter 2013 due to lower earning asset yields, lower investment securities balances, the impact

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 4

of increasing the company’s liquidity position and a change in classification to noninterest income of certain commercial facility fees beginning second quarter 2014. These declines were partially offset by commercial and commercial real estate loan growth. Purchase accounting accretion decreased in both comparisons from lower scheduled accretion as the purchased impaired loan portfolio declines.

The net interest margin was 2.89 percent for the fourth quarter of 2014 compared with 2.98 percent for the third quarter and 3.38 percent for the fourth quarter of 2013. The decrease in the margin was largely attributable to lower loan yields, an increase in borrowed funds and lower benefit from purchase accounting accretion. Additionally, the impact of the change in classification of certain commercial facility fees contributed to the margin decline compared with fourth quarter 2013.

Noninterest Income				Change	Change
				4Q14 vs	4Q14 vs
In millions	4Q14	3Q14	4Q13	3Q14	4Q13

Asset management	$376	$411	$364	(9)%	3%
Consumer services	321	320	327	–	(2)%
Corporate services	397	374	301	6%	32%
Residential mortgage	135	140	271	(4)%	(50)%
Service charges on deposits	180	179	158	1%	14%
Other, including net securities gains	441	313	386	41%	14%

	$1,850	$1,737	$1,807	7%	2%

Noninterest income for the fourth quarter of 2014 increased $113 million compared with the third quarter reflecting higher gains on asset dispositions. Asset management revenue declined $35 million entirely attributable to lower earnings from PNC’s equity investment in BlackRock. Corporate service fees grew $23 million reflecting higher merger and acquisition advisory fees and other capital markets revenue. Residential mortgage banking noninterest income decreased $5 million as a result of lower net hedging gains on mortgage servicing rights. Other noninterest income for the fourth quarter of 2014 increased primarily due to higher gains on asset dispositions, including a gain of $94 million on the sale of PNC’s Washington, D.C. regional headquarters building. Gains on sales of Visa Class B common shares were $36 million in the fourth quarter of 2014 and $57 million in the third quarter.

Noninterest income for the fourth quarter of 2014 increased $43 million compared with the fourth quarter of 2013. Client fee income growth was reflected in higher corporate service fees, service charges on deposits and asset management revenue. The increase in corporate service fees included the change in classification from net interest income of certain commercial facility fees beginning second quarter 2014 and higher merger and acquisition advisory fees. Residential mortgage banking noninterest income decreased principally due to a fourth quarter 2013 benefit from release of reserves for residential mortgage repurchase obligations of $124 million compared with a provision of $4 million for fourth quarter 2014. Other noninterest income increased primarily driven by fourth quarter 2014 gains on asset dispositions, including PNC’s Washington, D.C. regional headquarters building and Visa Class B common shares.

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 5

CONSOLIDATED EXPENSE REVIEW
Noninterest Expense				Change	Change
				4Q14 vs	4Q14 vs
In millions	4Q14	3Q14	4Q13	3Q14	4Q13

Personnel	$1,170	$1,189	$1,207	(2)%	(3)%
Occupancy	216	200	211	8%	2%
Equipment	234	220	197	6%	19%
Marketing	67	66	66	2%	2%
Other	852	682	833	25%	2%

	$2,539	$2,357	$2,514	8%	1%

Noninterest expense for the fourth quarter of 2014 increased $182 million compared with the third quarter and included $128 million largely attributable to a fourth quarter contribution to the PNC Foundation as well as higher legal and residential mortgage compliance costs and higher fixed asset write-offs. Personnel expense declined primarily from the timing of incentive compensation accruals.

Noninterest expense for the fourth quarter of 2014 increased $25 million compared with the fourth quarter of 2013 and reflected PNC’s commitment to disciplined expense management while investing in technology and business infrastructure. A higher contribution to the PNC Foundation in fourth quarter 2014 was offset by lower employee benefits expense including pension expense.

The effective tax rate was 22.1 percent for the fourth quarter of 2014 compared with 27.4 percent for the third quarter of 2014 and 25.7 percent for the fourth quarter of 2013. The linked quarter decline was largely related to the tax favorability of the PNC Foundation contribution.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $345.1 billion at December 31, 2014 compared with $334.4 billion at September 30, 2014 and $320.2 billion at December 31, 2013. The increases were attributable to higher deposit balances maintained with the Federal Reserve Bank in part due to the regulatory short-term liquidity standards phased in starting January 1, 2015, and loan growth partially offset by lower securities balances in the comparison with year end 2013.

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 6

Loans				Change	Change
				12/31/14 vs	12/31/14 vs
In billions	12/31/2014	9/30/2014	12/31/2013	9/30/14	12/31/13

Commercial lending	$128.4	$124.1	$117.1	3%	10%
Consumer lending	76.4	76.8	78.5	(1)%	(3)%

Total loans	$204.8	$200.9	$195.6	2%	5%

For the quarter ended:
Average loans	$202.9	$199.8	$194.6	2%	4%

Total loans grew $3.9 billion as of December 31, 2014 compared with September 30, 2014. Commercial lending increased $4.3 billion during the fourth quarter primarily in PNC’s corporate banking, real estate and business credit businesses. Consumer lending declined $.4 billion as growth in credit card, automobile and residential real estate loans was more than offset by lower home equity and education loans. Runoff in the non-strategic portfolio of residential mortgage and brokered home equity loans contributed to the decrease in consumer lending. Average commercial lending increased $3.3 billion compared with the third quarter, and average consumer and residential real estate loans decreased $.2 billion. Fourth quarter 2014 period end and average loans increased $9.2 billion and $8.3 billion, respectively, compared with fourth quarter 2013 due to commercial and commercial real estate loan growth partially offset by lower consumer and residential real estate loans.

Investment Securities				Change	Change
				12/31/14 vs	12/31/14 vs
In billions	12/31/2014	9/30/2014	12/31/2013	9/30/14	12/31/13

At quarter end	$55.8	$55.0	$60.3	1%	(7)%
Average for the quarter ended	$54.2	$54.4	$57.4	–	(6)%

Investment securities balances at December 31, 2014 increased $.8 billion compared with September 30, 2014 as net purchases were partially offset by payments and maturities. Average balances decreased $.2 billion for the fourth quarter compared with the third quarter reflecting the timing of the reinvestment activity. Fourth quarter period end and average investment securities balances decreased $4.5 billion and $3.2 billion, respectively, compared with fourth quarter 2013 primarily from lower agency residential mortgaged-backed securities. The available for sale investment securities balance included a net unrealized pretax gain of $1.1 billion at December 31, 2014 compared with $1.0 billion at September 30, 2014 and $.6 billion at December 31, 2013, representing the difference between fair value and amortized cost.

Interest-earning deposits with banks were $31.8 billion at December 31, 2014, an increase of $5.5 billion compared with September 30, 2014 and $19.6 billion compared with December 31, 2013 as PNC maintained higher balances on deposit with the Federal Reserve Bank in part due to regulatory short-term liquidity standards phased in starting January 1, 2015.

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 7

Deposits				Change	Change
				12/31/14 vs	12/31/14 vs
In billions	12/31/2014	9/30/2014	12/31/2013	9/30/14	12/31/13

Transaction deposits	$198.3	$192.2	$186.4	3%	6%
Other deposits	33.9	34.1	34.5	(1)%	(2)%

Total deposits	$232.2	$226.3	$220.9	3%	5%

For the quarter ended:
Average deposits	$229.4	$223.8	$217.0	3%	6%

Total deposits at December 31, 2014 grew $5.9 billion compared with September 30, 2014 and average deposits increased $5.6 billion in the fourth quarter compared with the third quarter. Fourth quarter 2014 period end and average deposits increased $11.3 billion and $12.4 billion, respectively, compared with fourth quarter 2013. Strong growth in demand and money market deposits drove the increases in all comparisons.

Borrowed Funds				Change	Change
				12/31/14 vs	12/31/14 vs
In billions	12/31/2014	9/30/2014	12/31/2013	9/30/14	12/31/13

At quarter end	$56.8	$52.3	$46.1	9%	23%
Average for the quarter ended	$52.4	$49.3	$43.1	6%	22%

Borrowed funds at December 31, 2014 increased $4.5 billion compared with September 30, 2014 and average borrowed funds increased $3.1 billion in the fourth quarter compared with the third quarter primarily due to higher bank borrowings and senior notes issued in October 2014 to enhance PNC’s liquidity position. Borrowed funds increased $10.7 billion at December 31, 2014 compared with December 31, 2013 and average borrowed funds increased $9.3 billion in fourth quarter 2014 compared with fourth quarter 2013 mainly as a result of higher bank borrowings and senior and subordinated debt.

Capital
	12/31/2014 *	9/30/2014	12/31/2013

Common shareholders’ equity In billions	$40.6	$40.5	$38.4
Transitional Basel III common equity Tier 1 capital ratio	11.0%	11.1%	N/A
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio	10.0%	10.1%	9.4%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity increased compared with the third quarter primarily due to growth in retained earnings partially offset by share repurchases. The estimated transitional Basel III common equity Tier 1 capital ratio as of December 31, 2014 declined from September 30, 2014 principally from higher risk-weighted assets attributable to loan growth and from share repurchases. This transitional ratio was calculated using the regulatory

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 8

capital methodology that became effective for PNC as an advanced approaches bank on January 1, 2014 with 2014 phase-ins. The pro forma ratios were calculated based on the standardized approach. See Capital Ratios in the Consolidated Financial Highlights.

PNC repurchased 12.9 million common shares in 2014 for $1.1 billion under programs to repurchase up to $1.5 billion for the four quarter period beginning in second quarter 2014 under its existing common stock repurchase authorization, including 6.1 million common shares for $.5 billion during the fourth quarter and 4.2 million common shares for $.4 billion during the third quarter.

On January 2, 2015, the PNC board of directors declared a quarterly common stock cash dividend of 48 cents per share payable on February 5, 2015.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			12/31/14 vs	12/31/14 vs

In millions	12/31/2014	9/30/2014	12/31/2013	9/30/14	12/31/13

Nonperforming loans	$2,510	$2,612	$3,088	(4)%	(19)%
Nonperforming assets	$2,880	$2,975	$3,457	(3)%	(17)%
Accruing loans past due 90 days or more	$1,105	$1,178	$1,491	(6)%	(26)%
Net charge-offs	$118	$82	$189	44%	(38)%
Provision for credit losses	$52	$55	$113	(5)%	(54)%
Allowance for loan and lease losses	$3,331	$3,406	$3,609	(2)%	(8)%

Overall credit quality for the fourth quarter of 2014 was relatively stable with the third quarter. Nonperforming assets at December 31, 2014 declined $95 million compared with September 30, 2014. Decreases of $61 million in commercial real estate nonperforming loans, $31 million in residential mortgage nonperforming loans and $30 million in commercial nonperforming loans were partially offset by an increase of $22 million in home equity nonperforming loans. Nonperforming assets declined $577 million from fourth quarter 2013 due to improvements in the residential mortgage, commercial real estate and commercial loan portfolios. Nonperforming assets to total assets were .83 percent at December 31, 2014 compared with .89 percent at September 30, 2014 and 1.08 percent at December 31, 2013.

Overall delinquencies decreased $60 million, or 3 percent, as of December 31, 2014 compared with September 30, 2014. Accruing loans past due 90 days or more declined $73 million primarily from lower past due government insured residential real estate loans. Accruing loans past due 60 to 89 days increased $5 million, or 2 percent, and the 30 to 59 day category increased $8 million, or 1 percent.

Net charge-offs for the fourth quarter of 2014 increased $36 million compared with the third quarter primarily due to higher recoveries in the third quarter. Residential real estate recoveries declined $18 million and commercial loan recoveries declined $11 million. Additionally, higher home equity loan net charge-offs contributed to the increase. In the comparison with fourth quarter 2013, net charge-offs decreased $71 million primarily in the home equity and commercial loan portfolios. Net

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 9

charge-offs for the fourth quarter of 2014 were .23 percent of average loans on an annualized basis compared with .16 percent for the third quarter and .39 percent for the fourth quarter of 2013.

Provision for credit losses for fourth quarter 2014 was relatively stable with the third quarter and declined $61 million compared with fourth quarter 2013 reflecting overall credit quality improvement.

The allowance for loan and lease losses at December 31, 2014 decreased $75 million compared with September 30, 2014, and decreased $278 million compared with December 31, 2013 reflecting overall improvement in credit quality. The allowance to total loans was 1.63 percent at December 31, 2014, 1.70 percent at September 30, 2014 and 1.84 percent at December 31, 2013. The allowance to nonperforming loans was 133 percent at December 31, 2014 compared with 130 percent at September 30, 2014 and 117 percent at December 31, 2013.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)

In millions	4Q14	3Q14	4Q13

Retail Banking	$172	$173	$107
Corporate & Institutional Banking	564	549	569
Asset Management Group	45	46	36
Residential Mortgage Banking	(9)	12	55
Non-Strategic Assets Portfolio	76	82	118
Other, including BlackRock	209	176	189

Net income	$1,057	$1,038	$1,074

See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				4Q14 vs	4Q14 vs
In millions	4Q14	3Q14	4Q13	3Q14	4Q13

Net interest income	$986	$985	$1,012	$1	$(26)
Noninterest income	$534	$536	$488	$(2)	$46
Provision for credit losses	$54	$74	$195	$(20)	$(141)
Noninterest expense	$1,195	$1,175	$1,138	$20	$57
Earnings	$172	$173	$107	$(1)	$65

In billions
Average loans	$65.4	$65.7	$67.2	$(.3)	$(1.8)
Average deposits	$138.6	$137.2	$134.6	$1.4	$4.0

Retail Banking earnings for the fourth quarter of 2014 were relatively stable with the third quarter and increased compared with the fourth quarter of 2013. Noninterest income reflected customer-related fee income growth in the comparison with fourth quarter 2013 primarily resulting from changes in product offerings and increases in customer-initiated transactions. Noninterest income included gains on sales of Visa Class B common shares of $36 million in the fourth quarter of 2014 and

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 10

$57 million in the third quarter. Provision for credit losses decreased in both comparisons primarily due to improved credit metrics. Noninterest expense increased compared with third quarter 2014 mainly as a result of higher branch consolidation costs, higher noncredit losses and seasonal increases. Noninterest expense increased over fourth quarter 2013 due to higher customer transaction related costs, investments in technology, and higher compensation.

•	Retail Banking continued to focus on serving more customers through cost effective channels that meet their evolving preferences for convenience.

–	Approximately 49 percent of consumer customers used non-teller channels for the majority of their transactions during the fourth quarter of 2014 compared with 47 percent for the third quarter and 40 percent for the fourth quarter of 2013.

–	Deposit transactions via ATM and mobile channels increased to 38 percent of total deposit transactions in fourth quarter 2014 compared with 36 percent for the third quarter and 30 percent for the fourth quarter of 2013.

–	As part of PNC’s retail branch transformation strategy, 156 branches were converted to universal branches as of December 31, 2014, and 48 branches were closed or consolidated in 2014. PNC had a network of 2,697 branches and 8,605 ATMs at December 31, 2014.

•	Average transaction deposits grew $1.9 billion, or 2 percent, over the third quarter and $5.1 billion, or 5 percent, over fourth quarter 2013 reflecting growth in personal and non-personal demand and money market deposits. Average savings deposits increased $.2 billion over the third quarter and $1.3 billion over fourth quarter 2013, while average certificates of deposit decreased $.8 billion and $2.5 billion, respectively, due to net runoff of maturing accounts.

•	Average loans decreased 3 percent compared with the fourth quarter of 2013 as growth in automobile and credit card loans was more than offset by declines in home equity, education, and commercial and commercial real estate loans.

•	Net charge-offs for the fourth quarter of 2014 were $104 million compared with $93 million in the third quarter and $168 million in the fourth quarter of 2013. Home equity loan net charge-offs contributed to the increase over the third quarter. The decrease compared with fourth quarter 2013 resulted from improved credit quality in both consumer and commercial portfolios.

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 11

Corporate & Institutional Banking				Change	Change
				4Q14 vs	4Q14 vs
In millions	4Q14	3Q14	4Q13	3Q14	4Q13

Net interest income	$956	$922	$960	$34	$(4)
Corporate service fees	$369	$346	$277	$23	$92
Other noninterest income	$119	$118	$152	$1	$(33)
Provision for credit losses (benefit)	$21	$(4)	$(29)	$25	$50
Noninterest expense	$544	$528	$525	$16	$19
Earnings	$564	$549	$569	$15	$(5)

In billions
Average loans	$112.2	$108.7	$100.9	$3.5	$11.3
Average deposits	$78.4	$74.4	$71.7	$4.0	$6.7
Commercial mortgage servicing portfolio Quarter end	$336	$322	$308	$14	$28

Corporate & Institutional Banking earnings for the fourth quarter of 2014 increased compared with the third quarter and decreased compared with the fourth quarter of 2013. Corporate service fees increased in both comparisons primarily due to higher merger and acquisition advisory fees and other capital markets revenue. In the comparison with fourth quarter 2013, the increase also reflected the change in classification from net interest income of certain commercial facility fees. Other noninterest income declined compared with fourth quarter 2013 largely driven by lower revenue associated with customer-related derivative activities including credit valuations. Provision for credit losses in the fourth quarter of 2014 increased over the benefits recognized in third quarter 2014 and fourth quarter 2013 from continued loan growth and as credit quality improved at a slower pace. Noninterest expense increased in both comparisons principally due to incentive compensation costs associated with business activity and investments in technology and infrastructure.

•	Average loans increased 3 percent over the third quarter and 11 percent over fourth quarter 2013 primarily due to loan growth in PNC’s corporate banking, real estate, business credit and equipment finance businesses.

•	Average deposits increased 5 percent over the third quarter and 9 percent over the prior year fourth quarter as a result of business growth and inflows into demand and money market deposits.

•	Charge-offs were in net recovery positions of $2 million in the fourth quarter of 2014 and $7 million in the third quarter compared with net charge-offs of $10 million in the fourth quarter of 2013.

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 12

Asset Management Group				Change	Change
				4Q14 vs	4Q14 vs
In millions	4Q14	3Q14	4Q13	3Q14	4Q13

Net interest income	$74	$72	$71	$2	$3
Noninterest income	$207	$205	$198	$2	$9
Provision for credit losses (benefit)	$(3)	$(4)	$8	$1	$(11)
Noninterest expense	$211	$209	$204	$2	$7
Earnings	$45	$46	$36	$(1)	$9

In billions
Client assets under administration Quarter end	$263	$259	$247	$4	$16
Average loans	$7.4	$7.3	$7.1	$.1	$.3
Average deposits	$10.1	$9.7	$9.2	$.4	$.9

Asset Management Group earnings for the fourth quarter of 2014 were relatively stable with the third quarter and increased compared with the fourth quarter of 2013. Noninterest income growth was driven by stronger equity markets and new sales production compared with fourth quarter 2013. Noninterest expense increased compared with the third quarter reflecting higher marketing expenses and increased over fourth quarter 2013 due to higher compensation costs to drive strategic growth and investments in technology.

•	Client assets under administration at December 31, 2014 included discretionary client assets under management of $135 billion and nondiscretionary client assets under administration of $128 billion.

–	Discretionary client assets under management increased $3 billion compared with September 30, 2014 and $8 billion compared with December 31, 2013 driven by stronger equity markets and positive net flows net of cyclical client activities.

•	Asset Management Group continued to focus on driving growth through sales sourced from other PNC lines of business, maximizing front line productivity and optimizing market presence including additions to staff in high opportunity markets. Its business strategies also focus on increasing share of clients’ assets and growing retirement capabilities.

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 13

Residential Mortgage Banking				Change	Change
				4Q14 vs	4Q14 vs
In millions	4Q14	3Q14	4Q13	3Q14	4Q13

Net interest income	$34	$38	$49	$(4)	$(15)
Noninterest income
Benefit (provision) for residential mortgage repurchase obligations	$(4)	$(13)	$124	$9	$(128)
Other noninterest income	$152	$160	$154	$(8)	$(2)
Provision for credit losses (benefit)	$(1)	$(1)	$(3)	–	$2
Noninterest expense	$196	$168	$243	$28	$(47)
Earnings (loss)	$(9)	$12	$55	$(21)	$(64)

In billions
Residential mortgage servicing portfolio Quarter end	$108	$111	$114	$(3)	$(6)
Loan origination volume	$2.4	$2.6	$2.5	$(.2)	$(.1)

Residential Mortgage Banking recorded a loss for the fourth quarter of 2014 compared with earnings in the third quarter of 2014 and fourth quarter of 2013. Fourth quarter 2013 earnings benefited from release of reserves for residential mortgage repurchase obligations. Other noninterest income declined compared with the third quarter primarily due to lower net hedging gains on residential mortgage servicing rights. Noninterest expense increased compared with the third quarter primarily as a result of higher compliance and foreclosure-related costs and higher servicing costs. Noninterest expense decreased compared with the fourth quarter of 2013 reflecting lower legal accruals and lower production expense.

•	Loan origination volume in the fourth quarter of 2014 decreased 5 percent compared with the third quarter and was relatively stable with fourth quarter 2013. Approximately 42 percent of fourth quarter 2014 origination volume was for home purchase transactions compared with 50 percent for the third quarter and 41 percent for fourth quarter 2013.

•	The strategic focus of Residential Mortgage Banking is the acquisition of new customers through a retail loan officer sales force with an emphasis on home purchase transactions and leveraging cross-sell opportunities in the bank footprint markets.

Non-Strategic Assets Portfolio				Change	Change
				4Q14 vs	4Q14 vs
In millions	4Q14	3Q14	4Q13	3Q14	4Q13

Net interest income	$122	$146	$161	$(24)	$(39)
Noninterest income	$18	$6	$6	$12	$12
Provision for credit losses (benefit)	$(20)	$(8)	$(59)	$(12)	$39
Noninterest expense	$39	$30	$39	$9	–
Earnings	$76	$82	$118	$(6)	$(42)

In billions
Average loans	$8.3	$9.0	$10.0	$(.7)	$(1.7)

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 14

The Non-Strategic Assets Portfolio consists of non-strategic assets primarily obtained through acquisitions of other companies and includes a consumer portfolio of mainly residential mortgage and brokered home equity loans and lines of credit, and a small commercial loan and lease portfolio. The business activity of this segment is to manage the wind-down of the portfolios while maximizing the value and mitigating risk.

•	Provision for credit losses was a benefit in each of the three quarters reflecting improving credit metrics.

•	Net charge-offs were $12 million for the fourth quarter of 2014 compared with a net recovery position of $6 million for the third quarter and net charge-offs of $9 million for the fourth quarter of 2013. The increase compared with the linked quarter reflected higher recovery activity in the third quarter driven by mortgage loan sales to private investors. The increase compared with fourth quarter 2013 was primarily attributable to higher charge-offs of commercial loans.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, noncash charges for unamortized discounts related to redemptions of trust preferred securities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 272-3498 or (303) 223-2680 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter and full year 2014 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 or (402) 977-9140 (international), conference ID 21754455 and a replay of the audio webcast will be available on PNC’s website for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the United States’ largest diversified financial services organizations providing retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management.

[TABULAR MATERIAL FOLLOWS]

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

	Three months ended			Year ended
Dollars in millions, except per share data	December 31 2014	September 30 2014	December 31 2013	December 31 2014	December 31 2013
Revenue
Net interest income	$2,097	$2,104	$2,266	$8,525	$9,147
Noninterest income	1,850	1,737	1,807	6,850	6,865

Total revenue	3,947	3,841	4,073	15,375	16,012
Noninterest expense (a)	2,539	2,357	2,514	9,488	9,681

Pretax, pre-provision earnings (b)	1,408	1,484	1,559	5,887	6,331
Provision for credit losses	52	55	113	273	643

Income before income taxes and noncontrolling interests	$1,356	$1,429	$1,446	$5,614	$5,688
Net income (a) (c)	$1,057	$1,038	$1,074	$4,207	$4,212
Less:
Net income attributable to noncontrolling interests (a)	21	1	13	23	11
Preferred stock dividends and discount accretion and redemptions (d)	48	71	50	237	249

Net income attributable to common shareholders	$988	$966	$1,011	$3,947	$3,952
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	2	3	5	11	18
Impact of BlackRock earnings per share dilution	5	4	5	18	18

Net income attributable to diluted common shares	$981	$959	$1,001	$3,918	$3,916
Diluted earnings per common share	$1.84	$1.79	$1.87	$7.30	$7.36
Cash dividends declared per common share	$.48	$.48	$.44	$1.88	$1.72

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation, which we believe is more meaningful to readers of our consolidated financial statements.

(a)	Amounts for 2013 periods have been updated to reflect the first quarter 2014 adoption of Accounting Standards Update (ASU) 2014-01 related to investments in low income housing tax credits.
(b)	We believe that pretax, pre-provision earnings, a non-GAAP measure, is useful as a tool to help evaluate the ability to provide for credit costs through operations.
(c)	See page 16 for a reconciliation of business segment income to net income.
(d)	Dividends are payable quarterly other than Series O and Series R preferred stock, which are payable semiannually in different quarters.

TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN

	Three months ended			Year ended
Dollars in millions	December 31 2014	September 30 2014	December 31 2013	December 31 2014	December 31 2013
Net Interest Income
Core net interest income (a)	$1,971	$1,957	$2,075	$7,942	$8,304
Total purchase accounting accretion
Scheduled accretion net of contractual interest	94	116	163	456	728
Excess cash recoveries	32	31	28	127	115

Total purchase accounting accretion	126	147	191	583	843

Total net interest income	$2,097	$2,104	$2,266	$8,525	$9,147

Net Interest Margin
Core net interest margin (b)	2.72%	2.78%	3.10%	2.88%	3.25%
Purchase accounting accretion impact on net interest margin	.17	.20	.28	.20	.32

Net interest margin	2.89%	2.98%	3.38%	3.08%	3.57%

(a)	We believe that core net interest income, a non-GAAP financial measure, is useful in evaluating the performance of our interest-based activities.
(b)	We believe that core net interest margin, a non-GAAP financial measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. To calculate core net interest margin, net interest margin has been adjusted by annualized purchase accounting accretion divided by average interest-earning assets.

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Year ended
	December 31 2014	September 30 2014	December 31 2013	December 31 2014	December 31 2013
PERFORMANCE RATIOS
Net interest margin (a)	2.89%	2.98%	3.38%	3.08%	3.57%
Noninterest income to total revenue	47	45	44	45	43
Efficiency (b) (c)	64	61	62	62	60
Return on:
Average common shareholders’ equity (c)	9.67	9.52	10.71	9.91	10.85
Average assets (c)	1.23	1.25	1.36	1.28	1.38
BUSINESS SEGMENT INCOME (LOSS) (d) (e)
In millions
Retail Banking (f)	$172	$173	$107	$728	$550
Corporate & Institutional Banking	564	549	569	2,106	2,264
Asset Management Group (g)	45	46	36	181	162
Residential Mortgage Banking (h)	(9)	12	55	35	148
Non-Strategic Assets Portfolio	76	82	118	367	379
Other, including BlackRock (e) (i)	209	176	189	790	709

Total net income	$1,057	$1,038	$1,074	$4,207	$4,212

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended December 31, 2014, September 30, 2014 and December 31, 2013 were $49 million, $47 million and $45 million, respectively. The taxable-equivalent adjustments to net interest income for the years ended December 31, 2014 and December 31, 2013 were $189 million and $168 million, respectively.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Amounts for 2013 periods have been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.
(d)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced.
(e)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our 2014 Form 10-K will include additional information regarding BlackRock.
(f)	Includes gain on sales of portions of Visa Class B common shares in each quarter in 2014 and the second and third quarters of 2013.
(g)	We consider a primary client relationship for Asset Management Group to be a client relationship with annual revenue generation of $10,000 or more.
(h)	Includes benefit/provision for residential mortgage repurchase obligations.
(i)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	December 31 2014	September 30 2014	December 31 2013
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets (a)	$345,072	$334,424	$320,192
Loans (b) (c)	204,817	200,872	195,613
Allowance for loan and lease losses (b)	3,331	3,406	3,609
Interest-earning deposits with banks (b)	31,779	26,247	12,135
Investment securities	55,823	55,039	60,294
Loans held for sale (c)	2,262	2,143	2,255
Goodwill and other intangible assets	10,947	11,068	11,290
Equity investments (a) (b) (d)	10,728	10,763	10,560
Other assets (b) (c)	23,482	23,123	22,552

Noninterest-bearing deposits	73,479	72,963	70,306
Interest-bearing deposits	158,755	153,341	150,625
Total deposits	232,234	226,304	220,931
Transaction deposits	198,267	192,222	186,391
Borrowed funds (b)	56,768	52,327	46,105
Shareholders’ equity (a)	44,551	44,481	42,334
Common shareholders’ equity (a)	40,605	40,536	38,392
Accumulated other comprehensive income	503	727	436

Book value per common share (a)	$77.61	$76.71	$72.07
Tangible book value per common share (Non-GAAP) (a) (e)	$59.88	$59.24	$54.57
Common shares outstanding (millions)	523	528	533
Loans to deposits	88%	89%	89%

CLIENT ASSETS (billions)
Discretionary client assets under management	$135	$132	$127
Nondiscretionary client assets under administration	128	127	120

Total client assets under administration	263	259	247
Brokerage account client assets	43	43	41

Total client assets	$306	$302	$288

CAPITAL RATIOS
Transitional Basel III (f) (g) (h)
Common equity Tier 1 (i)	11.0%	11.1%	N/A (j)
Tier 1 risk-based	12.7	12.8	N/A
Total capital risk-based	15.9	16.1	N/A
Leverage	10.8	11.1	N/A

Pro forma Fully Phased-In Basel III (f) (h) (k)
Common equity Tier 1 (i)	10.0%	10.1%	9.4%

Common shareholders’ equity to assets (a)	11.8%	12.1%	12.0%

ASSET QUALITY
Nonperforming loans to total loans	1.23%	1.30%	1.58%
Nonperforming assets to total loans, OREO and foreclosed assets	1.40	1.48	1.76
Nonperforming assets to total assets	.83	.89	1.08
Net charge-offs to average loans (for the three months ended) (annualized)	.23	.16	.39
Allowance for loan and lease losses to total loans	1.63	1.70	1.84
Allowance for loan and lease losses to nonperforming loans (l)	133%	130%	117%
Accruing loans past due 90 days or more (in millions)	$1,105	$1,178	$1,491

(a)	Amounts for the 2013 period have been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.
(b)	Amounts include consolidated variable interest entities. Our third quarter 2014 10-Q included, and our 2014 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(c)	Amounts include assets for which we have elected the fair value option. Our third quarter 2014 10-Q included, and our 2014 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(d)	Amounts include our equity interest in BlackRock.
(e)	See the Tangible Book Value per Common Share Ratio table on page 19 for additional information.
(f)	The ratios as of December 31, 2014 are estimated.
(g)	Calculated using the regulatory capital methodology applicable to PNC during 2014.
(h)	See Capital Ratios discussion on pages 18-19 and in the Banking Regulation and Supervision section of Item 1 Business in our 2013 Form 10-K and in the consolidated balance sheet review section in our third quarter 2014 Form 10-Q. Our 2014 Form 10-K will include additional discussion on these capital ratios.
(i)	The Basel III common equity Tier 1 capital ratio was previously referred to as the Basel III Tier 1 common capital ratio.
(j)	Our 2013 Form 10-K included a pro forma illustration of the Transitional Basel III common equity Tier 1 capital ratio using December 31, 2013 data and the Basel III phase-in schedule in effect for 2014 and information regarding our Basel I capital ratios, which applied to PNC in 2013.
(k)	Pro forma ratio as of December 31, 2013 was calculated under the standardized approach and has not been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.
(l)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As a result of the staggered effective dates of the final U.S. capital rules issued in July 2013, as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2014 are based on the definitions of, and deductions from, capital under Basel III (as such definitions and deductions are phased-in for 2014) and Basel I risk-weighted assets (but subject to certain adjustments as defined by the Basel III rules). We refer to the capital ratios calculated using these Basel III phased-in provisions and Basel I risk-weighted assets as the Transitional Basel III ratios. These capital ratios became effective for PNC on January 1, 2014.

We provide information below regarding PNC’s estimated Transitional Basel III common equity Tier 1 ratio and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 ratio. We previously referred to the Basel III common equity Tier 1 ratio as the Basel III Tier 1 common ratio. In addition, on the next page we provide information regarding PNC’s Basel I Tier 1 common capital ratio during 2013, which was applicable to PNC through 2013 under the U.S. regulatory capital rules.

Common equity Tier 1 capital as defined under the Basel III rules adopted by the U.S. banking agencies differs materially from Basel I Tier 1 common capital. For example, under Basel III, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted common equity Tier 1 capital. Also, Basel I regulatory capital excludes accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans, whereas under Basel III these items are a component of PNC’s capital.

Estimated Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios

	Transitional Basel III		Pro forma Fully Phased-In Basel III
Dollars in millions	December 31 2014	September 30 2014	December 31 2014	September 30 2014	December 31 2013(a)
Common stock, related surplus and retained earnings, net of treasury stock	$40,102	$39,808	$40,102	$39,808	$38,031

Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(8,939)	(8,914)	(9,276)	(9,234)	(9,321)
Basel III total threshold deductions	(217)	(214)	(1,085)	(1,067)	(1,386)
Accumulated other comprehensive income (b)	(9)	100	153	501	196
All other adjustments (c)	(15)	(28)	(77)	(93)	(64)

Estimated Basel III Common equity Tier 1 capital	$30,922	$30,752	$29,817	$29,915	$27,456

Estimated Basel I risk-weighted assets calculated in accordance with transition rules for 2014 (d)	$281,379	$277,348	N/A	N/A	N/A
Estimated Basel III standardized approach risk-weighted assets (e)	N/A	N/A	$299,360	$295,665	$291,977
Estimated Basel III advanced approaches risk-weighted assets (f)	N/A	N/A	$286,450	$289,405	$290,080

Estimated Basel III Common equity Tier 1 capital ratio	11.0%	11.1%	10.0%	10.1%	9.4%
Risk weight and associated rules utilized	Basel I (with 2014 transition adjustments)	Basel I (with 2014 transition adjustments)	Standardized	Standardized	Standardized

(a)	Amounts have not been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.
(b)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.
(c)	Includes adjustments as required based on whether the standardized approach or advanced approaches is utilized.
(d)	Includes credit and market risk-weighted assets.
(e)	Basel III standardized approach risk-weighted assets were estimated based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(f)	Basel III advanced approaches risk-weighted assets were estimated based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets.

PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), including comparison to similar estimates made by other financial institutions. Our Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, the ongoing evolution, validation and regulatory approval of PNC’s models integral to the calculation of advanced approaches risk-weighted assets.

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 19

2013 Basel I Tier 1 Common Capital Ratio (a) (b)

Dollars in millions	December 31 2013
Basel I Tier 1 common capital	$28,484
Basel I risk-weighted assets	272,169

Basel I Tier 1 common capital ratio	10.5%

(a)	Effective January 1, 2014, the Basel I Tier 1 common capital ratio no longer applies to PNC (except for stress testing purposes). Our 2013 Form 10-K included additional information regarding our Basel I capital ratios.
(b)	Amounts have not been updated to reflect the first quarter 2014 adoption of ASU 2014-01 related to investments in low income housing tax credits.

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share Ratio (Non-GAAP)

Dollars in millions, except per share data	December 31 2014	September 30 2014	December 31 2013
Book value per common share (a)	$77.61	$76.71	$72.07
Tangible book value per common share
Common shareholders’ equity (a)	$40,605	$40,536	$38,392
Goodwill and Other Intangible Assets (b)	(9,595)	(9,559)	(9,654)
Deferred tax liabilities on Goodwill and Other Intangible Assets (b)	320	325	333

Tangible common shareholders’ equity	$31,330	$31,302	$29,071
Period-end common shares outstanding (in millions)	523	528	533
Tangible book value per common share (Non-GAAP)	$59.88	$59.24	$54.57

(a)	Amounts for the 2013 period have been updated to reflect the first quarter 2014 adoption of Accounting Standards Update (ASU) 2014-01 related to investments in low income housing tax credits.
(b)	Excludes the impact from mortgage servicing rights of $1.4 billion at December 31, 2014, $1.5 billion at September 30, 2014, and $1.6 billion at December 31, 2013.

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the liquidity and other functioning of U.S. and global financial markets.

–	The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

–	Actions by the Federal Reserve, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than we are currently expecting. These statements are based on our current view that the U.S. economic expansion will speed up to an above trend growth rate near 3.3 percent in 2015, boosted by lower oil/energy prices, and that short-term interest rates and bond yields will rise only slowly in the latter half of 2015. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•	PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve as part of PNC’s comprehensive capital plan for the applicable period in connection with the regulators’ Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve.

•	PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the Basel Capital Accords), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

•	Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

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PNC Earns Full Year 2014 Net Income of $4.2 Billion and $7.30 Diluted EPS – Page 21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

–	Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the most recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and to Basel-related initiatives.

–	Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s current and historical business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•	Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•	Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•	Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2013 Form 10-K and our 2014 Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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